Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Monaco Coach Corporation on Form S-8 (File No’s. 33-76372 and 333-64691) of our report dated January 26, 2002, on our audits of the consolidated financial statements and financial statement schedule of Monaco Coach Corporation as of December 30, 2000 and December 29, 2001, and for each of the three fiscal years in the period ended December 29, 2001, which report is included in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon

March 29, 2002